Exhibit 10.38

ARCA biopharma, Inc.

NOTICE OF GRANT OF STOCK OPTION

[                                         ] (the “Optionee”) has been granted an option (the “Option”) to purchase certain shares of Stock of ARCA biopharma, Inc. (f/k/a Nuvelo, Inc.) pursuant to the Nuvelo, Inc. 2004 Equity Incentive Plan, as amended to date (as amended, the “Plan”), as follows:

Date of Option Grant:	[ , 2009]
Option Number:	[ ]
Number of Option Shares:	[ ]
Exercise Price:	[$ per share]
Vesting Start Date:	[ ]
Option Expiration Date:	[ , 2019]
Tax Status of Option:	Non-Qualified Stock Option

The total Exercise Price of the Option Shares granted is [$            ].

The Optionee’s right to purchase the Option Shares vests as follows: (i) one-twenty fourth (1/24th) of the Option Shares vests on the one-month anniversary of the Vesting Start Date, provided the Optionee remains in Service at the end of such one-month period, and (ii) one-twenty fourth (1/24th) of the Option Shares vests monthly thereafter over the next twenty three (23) months, provided the Optionee remains in Service at the end of each such period. The resulting aggregate number of vested Option Shares will be rounded to the nearest whole number, and the Optionee cannot vest in more than the number of Option Shares.

By their signatures below, the Company and the Optionee agree that the Option is governed by this Notice of Grant of Stock Option and by the provisions of the Plan and the attached Stock Option Agreement, both of which are attached to and made a part of this document. The Optionee acknowledges receipt of copies of the Plan and the Stock Option Agreement, represents that the Optionee has read and is familiar with their provisions, and hereby accepts the Option subject to all of their terms and conditions.

ARCA biopharma, Inc.	OPTIONEE

By:
Signature

Its:
Date

Address:	8001 Arista Place, Suite 200
	Broomfield, CO 80021	Address:

ATTACHMENTS:	Stock Option Agreement and Exercise Notice (in hard or soft copy).